Exhibit 99.1
Contact:
Steven J. Armond
Chief Financial Officer
American CareSource Holdings, Inc.
Tel: 972-308-6847

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS REPORTS
RECORD FINANCIAL RESULTS FOR 2008 SECOND QUARTER

- Company reports fourth consecutive quarterly profit of $621 thousand, or $0.04 per diluted share -

DALLAS, TX – August 14, 2008 -- American CareSource Holdings, Inc. (AMEX: XSI) today announced record financial and operational results for the second quarter and six months ended June 30, 2008.  Highlights include:

• Reported quarterly net income of $621 thousand, or $0.04 per diluted share, resulting in four consecutive quarters of profit growth.

• Achieved $13.0 million in revenue for the second quarter, a record 225% increase in revenues compared to the same prior year period, representing five quarters of sequential revenue growth.

• Attained gross margins of approximately 15% compared to 13% in the three months ended June 30, 2007, reflecting continued leverage of the Company’s fixed cost infrastructure.

• Generated EBITDA, as adjusted, of approximately $879 thousand for the quarter.

• EBITDA, as adjusted, (a non-GAAP measure) is defined as income (loss) from operations less depreciation and amortization, non-cash warrant and option compensation expense and executive severance. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, income (loss) from operations reported under generally accepted accounting principles (GAAP).

• The Company finished the quarter with approximately $6.1 million in cash and cash equivalents on hand and generated approximately $500 thousand in cash from operating activities in the second quarter and approximately $2.1 million during the first half of 2008.

• Claims volume increased to approximately 40 thousand for the second quarter of 2008, up 172% over the second quarter of 2007.

• Signed new client agreements with Viant Holdings, Inc., one of the nation’s largest PPO networks, and Emerald Health Network, Ohio’s premiere PPO network provider.

• Signed two new client agreements with Indiana-based union organizations allowing the Company to penetrate an important union market in the Midwest.

• Selected to join the Russell Microcap® Index.

Commenting on today’s announcement, David S. Boone, Chief Executive Officer of American CareSource, stated, “Our second quarter results demonstrate a continuation of the strong momentum we are building in the market place.  With these results, we have generated four consecutive quarters of greater than 100% year-over-year revenue growth and delivered four consecutive quarters of increasing profitability.  We finished the quarter with over $6 million in cash and we continue to generate strong cash flow.  Our investments in technology and people are beginning to pay dividends.  Most importantly, our recent client wins are yet another confirmation of the value we are adding to our clients and providers as we work to lower the cost of ancillary healthcare.

“We are achieving the goals we have set for the organization including delivering improved gross margins.  The Company is demonstrating its ability to scale effectively by absorbing the increasing claim volume without a corresponding increase in cost.  Demand for our comprehensive and expanding national network of ancillary healthcare services has continued, unabated and our reputation for being able to offer clients an ever-increasing range of services with positive economics should fuel this upward momentum going forward. As a result, we are raising our initial 2008 guidance of $50 million in annual revenues to a range of $50 - $55 million for the year.

“Reflecting our growth, during the second quarter, we were pleased to announce new client agreements with Viant Holdings, one of the largest PPO networks in the United States, as well as Emerald Health Networks, Ohio’s premier PPO network provider. Additionally, we gained a foothold into the all-important Midwest union market with the signing of two new client agreements with Iron Workers Local 295 Trust Fund and Operative Plasterers and Cement Masons Local 692. We are honored to be working with these two, key union organizations and, in addition to our more traditional clientele, hope to sign similar agreements with other unions as time goes on.”

Revenues for the second quarter of 2008 rose 225% to $13.0 million compared to $4.0 million in the second quarter of 2007. The Company’s second quarter revenues also represent a 13% improvement over the first quarter of 2008 reported revenues of $11.5 million. For the six months ended June 30, 2008, the Company reported revenues of $24.5 million, a 291% increase compared to revenues of $6.3 million in the same period of 2007.

The Company reported net income of $621 thousand, or $0.04 per share, for the three months ended June 30, 2008, compared to a net loss of $716 thousand, or ($0.05) per share, in the same period last year. For the six months ended June 30, 2008, the Company reported net income of $1.1 million, or $0.07 per diluted share, compared to a net loss of $1.3 million, or ($0.09) per share, for the same period in 2007.

Cash provided by operations was $2.1 million for the six months ended June 30, 2008 versus cash used in operations of ($1.1) million during the same period in 2008. Factors affecting the improvement in operating cash flows include earnings growth, accelerated client collections and overall effectiveness in working capital management.  At June 30, 2008, the Company had approximately $6.1 million in cash and cash equivalents compared to $4.3 million at December 31, 2007.

Conference Call
As previously announced, American CareSource will hold a conference call to discuss financial results of the second quarter ended June 30, 2008 as follows:

Date:  Thursday, August 14, 2008
Time:  10:00 a.m. (CT)/11:00 a.m. (ET)
Dial-in numbers: 877-397-0286 (U.S. & Canada) or 719-325-4874
Live webcast: www.anci-care.com, under “New & Events”

The teleconference replay will be available two hours after completion through Thursday, August 21, 2008 at 888-203-1112 (U.S. & Canada) or 719-457-0820. The replay pass code is 3692642. The archived webcast will be available for one year on the Company’s investor website, www.anci-care.com, under “News and Events.”

About Ancillary Healthcare Services
American CareSource provides ancillary healthcare services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion, and has grown to 30% of total national health expenditures. These providers offer services in over 30 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics, and others.

About American CareSource Holdings, Inc.
American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of approximately 2,500 ancillary service providers at over 25,000 sites. The Company's ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to future engagements by clients, revenue growth, earnings, and guidance are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may prove to be inaccurate or may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to demand for our services, pricing, market acceptance, our ability to integrate with our clients, our ability to attract and maintain providers, our ability to manage growth, the effect of economic conditions, and the affect of competitive services, risks in product development, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

(Tables to Follow)

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Revenues	$13,012,528	$4,008,288	$24,518,203	$6,274,857

Cost of revenues	11,110,593	3,478,292	20,911,715	5,579,935

Contribution margin	1,901,935	529,996	3,606,488	694,922

Selling, general and administrative expenses	1,194,504	1,209,740	2,307,358	1,911,272
Depreciation and amortization	96,606	83,642	188,672	161,715
Total operating expenses	1,291,110	1,293,382	2,496,030	2,072,987

Operating income (loss)	610,825	(763,386)	1,110,458	(1,378,065)

Interest income	(31,240)	(49,758)	(71,908)	(103,632)
Interest expense	1,606	2,488	3,444	6,449
Debt issuance costs	-	-	-	46,300

Total interest (income) expense, net	(29,634)	(47,270)	(68,464)	(50,883)

Income (loss) before income taxes	640,459	(716,116)	1,178,922	(1,327,182)
Income tax provision	19,019	-	36,064	-
Net Income (Loss)	$621,440	$(716,116)	$1,142,858	$(1,327,182)

Earnings (loss) per common share:
Basic	$0.04	$(0.05)	$0.08	$(0.09)
Diluted	$0.04	$(0.05)	$0.07	$(0.09)

Basic weighted average common shares outstanding	15,069,007	14,492,863	14,973,213	14,489,806
Diluted weighted average common shares outstanding	17,435,365	14,492,863	17,343,860	14,489,806

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

Reconciliation of EBITDA and EBITDA, as adjusted
	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Operating income (loss)	$610,825	$(763,386)	$1,110,458	$(1,378,065)
Depreciation and amortization	96,606	83,642	188,672	161,715
EBITDA	707,431	(679,744)	1,299,130	(1,216,350)
Executive severance	-	338,010	21,844	338,010
Non-cash stock-based compensation expense	171,848	165,308	342,601	214,844
EBITDA, as adjusted	$879,279	$(176,426)	$1,663,575	$(663,496)

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET

	June 30,
	2008	December 31,
	(unaudited)	2007
ASSETS

Current assets:
Cash and cash equivalents	$6,077,395	$4,272,498
Accounts receivable, net	4,421,223	3,651,203
Prepaid expenses and other current assets	566,952	409,445
Total current assets	11,065,570	8,333,146

Property and equipment, net	640,115	332,450

Other assets:
Certificate of Deposit, restricted	145,000	145,000
Other non-current assets	456,470	492,977
Intangible assets, net	1,387,447	1,494,238
Goodwill	4,361,299	4,361,299

Total assets	$18,055,901	$15,159,110

LIABILITIES and STOCKHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$4,225,359	$3,344,278
Accounts payable and accrued liabilities	1,605,439	1,320,036
Current maturities of long-term debt	57,718	55,697
Total current liabilities	5,888,516	4,720,011

Long-term debt	20,967	50,348
Stockholders' equity	12,146,418	10,388,751

Total liabilities and stockholders' equity	$18,055,901	$15,159,110

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$1,142,858	$(1,327,182)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operations:
Stock-based compensation expense	316,147	206,032
Depreciation and amortization	188,672	161,715
Amortization of debt issuance costs	-	46,300
Client management fee expense related to warrants	26,455	8,812
Changes in operating assets and liabilities:
Accounts receivable	(770,020)	(325,268)
Prepaid expenses and other assets	13,876	(366,038)
Accounts payable and accrued liabilities	285,403	370,967
Due to service providers	881,081	112,983
Net cash provided by (used in) operating activities	2,084,472	(1,111,679)

Cash flows from investing activities:
Investment in software development costs	(284,085)	-
Additions to property and equipment	(105,461)	(69,606)
Net cash used in investing activities	(389,546)	(69,606)

Cash flows from financing activities:
Payments on long-term debt	(27,360)	(322,572)
Proceeds from exercise of stock options	137,331	2,391
Net cash provided by (used in) financing activities	109,971	(320,181)

Net increase (decrease) in cash and cash equivalents	1,804,897	(1,501,466)
Cash and cash equivalents at beginning of period	4,272,498	5,025,380

Cash and cash equivalents at end of period	$6,077,395	$3,523,914